Exhibit 99.2

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS SIGNS DEFINITIVE ASSET PURCHASE AGREEMENT TO ACQUIRE THE CREATIVE RECREATION BRAND

NELSONVILLE, Ohio, October 30, 2013 – Rocky Brands, Inc. (Nasdaq: RCKY) today announced that it has signed a definitive asset purchase agreement with Kommonwealth, Inc. to acquire certain assets including the Creative Recreation trademark, a lifestyle footwear brand best known for its collection of versatile upscale sneakers.

The total purchase price will be approximately $11 million, subject to a working capital adjustment. The acquisition, which will be funded by Rocky Brands’ existing cash balances and funds available under its existing revolving credit facility, is expected to be accretive to earnings in 2014.

Commenting on the acquisition, Rocky Brands’ President and Chief Executive Officer, David Sharp, said. “We are very excited to add Creative Recreation to our strong portfolio of brands. The management team of Creative Recreation led by Founder and President Robert Nand has done an excellent job identifying and serving a growing category in the footwear industry. We believe by combining Rocky’s strong operating platform and access to capital with Creative Recreation’s design expertise we can strategically expand their business both domestically and overseas. At the same time, this transaction provides us with a compelling vehicle to penetrate the casual end of the market to complement our work, western and outdoor categories.”

Headquartered in Los Angeles, California, since 2002, Creative Recreation was first to create and market versatile footwear that could easily transition between casual and more formal environments. Creative Recreation’s collections of upscale sneakers quickly gained strong acceptance and support from a wide array of key influencers across multiple categories including music, sports, and acting. Creative Recreation’s ability to successfully fuse style and versatility across a diversified assortment of products has created a wide target demographic and a strong distribution network that spans multiple channels and price points including Barneys New York, Nordstrom and Journeys.

Mr. Nand commented, “This acquisition represents a tremendous opportunity to join a great company with a long and successfully history. I look forward to working closely with David and his team to leverage the strengths of our two organizations in order to take the Creative Recreation brand to the next level.”

The acquisition is expected to be completed by the end of December 2013 subject to customary closing conditions. Robert W. Baird acted as financial advisor to Rocky Brands. Intrepid Investment Bankers LLC acted as financial advisor to Kommonwealth, Inc.

Rocky Brands will discuss the acquisition of Creative Recreation in more detail on its third quarter 2013 earnings call scheduled for today, Wednesday, October 30, 2013 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brand Michelin® Footwear.

About Creative Recreation

Founded in the Fall of 2002, the founders were dissatisfied with what the industry was offering. They set out to create a high quality footwear line that addresses the needs of an emerging lifestyle consumer. They wanted to design footwear that they would like to wear. By combining the best attributes of different footwear categories, the comfort of a sneaker with the materialization of a dress shoe, the ultimate crossbreed of lifestyle footwear was born. Creativity is a driving force through the company, and invention lies at the heart of the brand. The passion for pioneering this market 10 years ago is the driving force inspiring Creative Recreation to continually recreate the future of lifestyle footwear today. For more information, visit www.cr8rec.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding accretion to earnings (paragraph 2), the combination of the businesses (paragraph 3), and the expected completion of the acquisition (paragraph 6). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, whether the proposed acquisition is consummated, the satisfaction of the conditions to closing of the proposed acquisition, the ability to recognize the expected benefits of the acquisition, and the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2012 (filed March 4, 2013 and amended on March 5, 2013) and quarterly reports on Form 10-Q for the quarters ended March 31, 2013 (filed April 25, 2013) and June 30, 2013 (filed July 29, 2013). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.